Exhibit 99.1

News Release

OvaScience Announces Exercise of Over-Allotment Option in Public Offering of Common Stock

— Company Management and Directors Establish Stock Purchase Plans —

CAMBRIDGE, Mass., March 18, 2014 — OvaScienceSM, (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, announced today that the underwriters of its previously announced public offering of common stock have exercised their option to purchase an additional 518,630 shares of common stock at the public offering price of $10.00 per share.  As a result, total gross proceeds to OvaScience from this offering are $55.2 million before deducting the underwriting discounts, commissions and estimated expenses.

Leerink Partners LLC acted as the sole book-running manager of the public offering.  Co-Managers included Cantor Fitzgerald & Co., H.C. Wainwright & Co., LLC, JMP Securities LLC, Ladenburg Thalmann & Co., and Roth Capital Partners.

Separately, the Company’s CEO, Michelle Dipp, M.D., Ph.D., Chairman of the Board, Richard Aldrich, and Board member Harald Stock, Ph.D. have set up 10b5-1 plans to purchase OvaScience common stock in the open market.  The plans allow for the acquisition by these individuals of predetermined amounts of securities on a non-discretionary basis.  The details of the transactions will be available publicly through Form 4 filings with the Securities and Exchange Commission.

The public offering of common stock was made pursuant to a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (“SEC”).  A preliminary and final prospectus supplement and accompanying base prospectus relating to the offering has been filed with the SEC.  Copies of the final prospectus supplement and accompanying prospectus may be obtained from from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 4814, or by email at Syndicate@leerink.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company focused on the discovery, development and commercialization of new fertility treatments.

Contact:

Theresa McNeely

EVP, Strategic Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356

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